MortgageBrokers.com Inc. Receives Regulatory Approval in Ontario to Commence Its Operation as a Mortgage Broker

(TORONTO, March 24, 2005) – MortgageBrokers.com Inc. (“MortgageBrokers.com”), a subsidiary of MortgageBrokers.com Holdings Inc. (OTCBB: MBKR), which is a financial services company dedicated to providing mortgages to the Canadian marketplace, announced today that it has received regulatory approval from Financial Services Commission of Ontario (“FSCO”) and will start accepting mortgage applications beginning of next month.

“Ontario represents our biggest market in Canada,” said Alex Haditaghi, Chairman and CEO of MortgageBrokers.com Inc. “Through our mortgage broker partners in Ontario, we will begin accepting mortgage applications in April 2005. With the completion of the registration process with FSCO, MortgageBrokers.com is in now operational in one of Canada’s largest jurisdictions. This action was the first step of in our business plan.”

About MortgageBrokers.com

MortgageBrokers.com Inc. is a financial services company which was formed to be an industry leader in the mortgage brokering industry. The Company believes that it will excel in the marketplace due to its unique business plan, superior customer service and strong partnerships with banks, institutions and private lenders.

MortgageBrokers.com will serve North American mortgage needs. The Company’s head office and operations will be based in Toronto, Ontario, a city considered to be the finance center of Canada, and home to many of the country’s largest corporations. MortgageBrokers.com plans to open four corporate offices in Toronto in 2005.

The Canadian mortgage industry is a $500 billion industry, and it is estimated that there are approximately $40 billion in new mortgages each year. In the United States, the mortgage finance market increased 53.4% to U.S $3.8 trillion in 2003 from U.S. $2.4 trillion in 2002, due to the extremely favorable interest rate environment in 2003. All of the leading companies profiled achieved positive asset growth during the 1999 to 2003 review period.

MortgageBrokers.com plans to obtain mortgage broker licenses in other provinces across Canada as well as 50 states in the United States. This Company has already commenced this process anticipates receiving these licenses by the end of summer 2005.

Forward-looking (safe harbor) statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate," "await," envision," "foresee," "aim at," "believe," "intends," estimates" including without limitation, those relating to the company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations.

Additional information about MortgageBrokers.com is available on Edgar Online (www.sec.gov) or at www.MortgageBrokers.com.

For further information please contact:

MortgageBrokers.com Inc.

Jose Mojiri	Alex Haditaghi
Investor Relations	CEO
416-410.4848	416-410.4848
IR@MortgageBrokers.com	Alex@MortgageBrokers.com